EXHIBIT 99

PRESS RELEASE DATED FEBRUARY 8, 2012

Company Contact:

Steven M. Klein

Chief Operating & Financial Officer

Tel: (732) 499-7200 ext. 2510

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES RECORD RESULTS FOR 2011

NOTABLE ITEMS INCLUDE:

•	NET INCOME AND EARNINGS PER SHARE SET COMPANY RECORDS
¡	$16.8 MILLION NET INCOME, THE MOST IN THE COMPANY’S 124 YEAR HISTORY
¡	$0.42 EPS, INCREASED 27.3% OVER 2010
•	ORIGINATED LOANS GREW 19.6% DURING 2011
•	DEPOSITS INCREASED 8.8%, WITH RECORD LEVELS OF CORE DEPOSITS
•	NON-PERFORMING LOANS DECREASED 28% FROM 2010
•	NON-PERFORMING ASSETS TO TOTAL ASSETS DECLINED TO 1.99%

AVENEL, NEW JERSEY, FEBRUARY 8, 2012.…NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK-News), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.10 and $0.42 for the quarter and year ended December 31, 2011, respectively, as compared to $0.09 and $0.33 for the quarter and year ended December 31, 2010, respectively. Earnings for the quarter and year ended December 31, 2011, included an after-tax bargain purchase gain of $3.6 million, or $0.09 per share, related to an FDIC-assisted transaction completed in October 2011. The Company also transferred $7.4 million of loans to held-for-sale resulting in a charge-off, and related provision for loan losses of $4.0 million ($2.4 million after-tax), or $0.06 per share for the quarter and year ended December 31, 2011. Earnings for the year ended December 31, 2010 included after tax expenses of approximately $1.2 million, or $0.03 per share, related to the Company’s postponed second step offering as well as a $0.02 per share benefit related to a change in New York State and City tax law related to bad debt reserves.

John W. Alexander, Chairman and Chief Executive Officer of Northfield commented, “We are pleased to report that in 2011 Northfield earned the highest net income in the company’s 124 year history and reported our highest annual earnings per share as a public company. We again experienced strong loan growth which allowed us to manage our net interest margin in a low rate environment by continuing to shift our asset mix from lower yielding investments to loans. We have expanded our retail network to 23 branches through de novo branching and through an FDIC-assisted acquisition which was completed in the fourth quarter. Our expansion continues with six branches in various stages of construction – three in Brooklyn, one in Staten Island, and two in New Jersey. We have maintained strong liquidity and have made great strides in deploying our capital with our overall capital level standing at 16.1% at year end. This capital deployment has been accomplished through internal growth and our acquisition, the return of capital through cash dividends, and the adoption and implementation of our third stock repurchase program. Prior to the date of this earnings release, the Board declared a $0.06 dividend, its fourteenth consecutive quarterly dividend.”

Continuing, Mr. Alexander added, “We were able to sustain our strong performance while also making significant progress in reducing the level of non-performing loans. We continue to work with borrowers, when possible, to bring loans back to a performing status. When workouts are not feasible, we look to maximize recovery while minimizing cost and distractions to our core business. Given the length of time, cost, and resources necessary to collect, management identified $7.4 million in loans that it decided to transfer to held-for-sale in the fourth quarter of 2011. These loans were charged down to their estimated fair value of $3.4 million.”

Basis of Discussion and Analysis

During the fourth quarter of 2011, the Company purchased a loan portfolio, with deteriorated credit quality, from the Federal Deposit Insurance Corporation, herein referred to as purchased credit-impaired loans, and transferred certain loans, previously originated and designated by the Company as held-for-investment, to held-for-sale. The accounting and reporting for these loans differs substantially from those loans originated and classified by the Company as held-for-investment. For purposes of reporting, discussion and analysis, management has classified its loan portfolio into three categories: (1) loans originated by the Company and held-for-sale, which are carried at the lower of cost or estimated fair value, less costs to sell, and therefore have no associated allowance for loan losses, (2) Purchased credit-impaired (PCI) loans, which are held-for-investment, and initially valued at estimated fair value on the date of acquisition, with no initial related allowance for loan losses, and (3) Originated loans held-for-investment, which are carried at amortized cost, less net charge-offs and the allowance for loan losses.

Financial Condition

Total assets increased $129.8 million, or 5.8%, to $2.38 billion at December 31, 2011, from $2.25 billion at December 31, 2010. The increase was primarily attributable to increases in net loans held-for-investment of $241.9 million, or 30.0% and cash and cash equivalents of $21.4 million. This increase was partially offset by a decrease in securities available for sale of $145.6 million.

Originated loans held-for-investment, net, totaled $985.9 million at December 31, 2011, as compared to $827.6 million at December 31, 2010. The increase was primarily in multi-family real estate loans, which increased $174.7 million, or 61.6%, to $458.3 million at December 31, 2011, from $283.6 million at December 31, 2010. Insurance premium loans increased $14.6 million, or 32.7%, to $59.1 million and home equity loans increased $1.5 million, or 5.5%, to $29.7 million at December 31, 2011. These increases were partially offset by the transfer of $7.4 million of originated loans held-for-investment, at amortized cost, to held-for-sale, at an estimated fair value, less costs to sell, of $3.4 million, resulting in a charge-off to the allowance for loan losses of $4.0 million. Originated loans held-for-investment also decreased due to decreases in one-to-four family residential of $5.4 million, commercial real estate of $12.5 million, land and construction of $11.9 million, and commercial and industrial loans of $4.3 million. Currently, management is focused on originating multi-family loans, with less emphasis on other loan types.

On October 14, 2011, the Company purchased PCI loans of approximately $132.4 million, based on the recorded principal balance, net of deferred fees and costs, of a failed institution, as part of a Federal Deposit Insurance Corporation-assisted transaction. Management recorded PCI loans at their estimated fair value of $91.9 million at the date of acquisition. The Company accounts for PCI loans utilizing generally accepting accounting principles applicable to loans acquired with deteriorated credit quality. At the purchase date, the Company estimated the fair value of PCI loans by projecting future cash flows of PCI loans (both amount and timing) and discounted the estimated future cash flows utilizing a current market discount rate, considering current risk-free rates of returns, adjusted for, among other things, credit, liquidity, and prepayment factors. The difference between the Company’s initial carrying value of PCI loans of $91.9 million, and the estimated future cash flows of $135.8 million, represents $43.9 million of future accretable yield that is expected to be recorded as interest income in future periods over the life of the underlying loans. To the extent actual or expected future cash flows are favorable as compared to the Company’s original estimates, accretable yield will increase, and the Company will recognize increased interest income over the remaining life of the loan. To the extent actual or expected future cash flows are unfavorable as compared to the Company’s original estimates, the Company will reduce the carrying value of the PCI loans, through the provision for loan losses, such that discount rate applied at the date of acquisition will remain unchanged. The following details the accretable yield for the quarter and year ended December 31, 2011:

For the Quarter and Year Ended December 31, 2011
Balance at the beginning of period	$—
Accretable yield at purchase date	43,937
Accretion into interest income	(1,444)
Net reclassification from non-accretable difference	—

Balance at end of period	$42,493

The Company’s securities portfolio totaled $1.1 billion at December 31, 2011, compared to $1.3 billion at December 31, 2010. At December 31, 2011, $1.0 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. The Company also held residential mortgage-backed securities not guaranteed by these three entities, referred to as “private label securities.” The private label securities had an amortized cost of $39.9 million and an estimated fair value of $40.5 million at December 31, 2011. In addition to the above mortgage-backed securities, the Company held $100.7 million in securities issued by corporate entities which were all rated investment grade at December 31, 2011, and $11.8 million of equity investments in mutual funds, which focus on investments that qualify under the Community Reinvestment Act and money market mutual funds.

Interest-bearing deposits in other financial institutions totaled $45.7 million at December 31, 2011, as compared to $34.0 million at December 31, 2010. The Company routinely maintains liquid assets in interest-bearing accounts in other well-capitalized financial institutions.

Total liabilities increased $143.8 million from December 31, 2010. The increase was primarily attributable to an increase in deposits of $120.7 million, or 8.8%, and an increase in borrowings of $90.7 million, or 23.2%, partially offset by a decrease of $70.7 million in amounts due to securities brokers for securities purchased but not settled at period end.

The increase in deposits for the year ended December 31, 2011 was due to an increase in transaction accounts of $196.7 million, or 40.8% as compared to December 31, 2010. This increase was partially offset by a decrease in certificates of deposit accounts (issued by the Bank) of $7.9 million, or 1.6%, from December 31, 2010 to December 31, 2011, a decrease in savings accounts of $3.1 million, or 0.9% as compared to December 31, 2010 and a decrease of $65.0 million in short-term certificates of deposit originated through the CDARS® Network. Deposits originated through the CDARS® Network totaled $3.4 million at December 31, 2011 and $68.4 million at December 31, 2010. The Company utilizes the CDARS® Network as a cost effective alternative to other short-term funding sources. The increase in deposits was partially attributable to the FDIC- assisted transaction. The acquired deposits were approximately $109.5 million at December 31, 2011. The increase in borrowings was primarily the result of the Company taking advantage of the current lower interest rate market to reduce interest rate risk, partially offset by maturities during the year ended December 31, 2011. The decrease in due to securities brokers was the result of $70.7 million of security purchases occurring prior to December 31, 2010, and settling after year end, the Company had no such transactions at December 31, 2011.

Total stockholders’ equity decreased by $14.1 million to $382.7 million at December 31, 2011, from $396.7 million at December 31, 2010. The decrease was primarily due to $37.8 million in stock repurchases and the payment of approximately $3.7 million in cash dividends. These decreases were partially offset by net income of $16.8 million for the year ended December 31, 2011, and an increase of $3.4 million in additional paid-in capital primarily related to the recognition of compensation expense associated with equity awards, and an increase in accumulated other comprehensive income of $6.6 million, related primarily to increases in unrealized gains on securities available for sale, net of tax, due to a decrease in general market interest rates.

Northfield Bank’s (the Company’s wholly-owned subsidiary) Tier 1 (core) capital ratio was approximately 13.41%, at December 31, 2011. The Bank’s total risk-based capital ratio was approximately 24.69% at the same date. These ratios continue to significantly exceed the required regulatory capital ratios necessary to be considered “well capitalized” under current federal capital regulations. Northfield Bancorp, Inc.’s consolidated average total equity as a percentage of average total assets was 16.95% for the year ended December 31, 2011, as compared to 18.81% for the year ended December 31, 2010.

Asset Quality

Nonperforming Originated Loans (Held-for-Investment and Held-for-Sale)

Nonperforming originated loans totaled $43.9 million (4.3% of total loans held-for-investment and held-for-sale) at December 31, 2011, as compared to $53.4 million (5.5% of total loans) at September 30, 2011, $58.0 million (6.4% of total loans) at June 30, 2011, $56.7 million (6.6% of total loans) at March 31, 2011 and $60.9 million (7.4% of total loans) at December 31, 2010. The following table also shows, for the same dates, Troubled Debt Restructurings (TDR) on which interest is accruing, and accruing loans delinquent 30 to 89 days (dollars in thousands).

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Non-accruing loans:
Held-for-investment	$17,489	$28,035	$29,036	$31,662	$39,303
Held-for-sale	2,991	—	—	—	—
Non-accruing loans subject to restructuring agreements:
Held-for-investment	22,844	23,763	26,994	24,136	19,978
Held-for-sale	457	—	—	—	—

Total non-accruing loans	43,781	51,798	56,030	55,798	59,281

Loans 90 days or more past due and still accruing:
Held-for-investment	85	1,595	1,987	876	1,609
Held-for-sale	—	—	—	—	—

Total loans 90 days or more past due and still accruing:	85	1,595	1,987	876	1,609

Total non-performing loans	43,866	53,393	58,017	56,674	60,890
Other real estate owned	3,359	34	118	521	171

Total non-performing assets	$47,225	$53,427	$58,135	$57,195	$61,061

Loans subject to restructuring agreements and still accruing	$18,349	$18,355	$15,622	$12,259	$11,198

Accruing loans 30 to 89 days delinquent	$21,067	$30,973	$14,169	$14,551	$19,798

Total Non-Accruing Originated Loans

Total non-accruing loans decreased $15.5 million, to $43.8 million at December 31, 2011, from $59.3 million at December 31, 2010. This decrease was primarily attributable to $12.5 million in loans being returned to accrual status during the year ended December 31, 2011. Loans returned to accrual status were current as to principal and interest, and factors indicating doubtful collection no longer existed, including the borrower’s performance under the original loan terms for at least six months. Non-accrual loans also decreased as a result of $4.0 million of pay-offs and principal pay-downs, charge offs of $7.6 million, and the transfer of $2.7 million to other real estate owned. The above decreases in non-accruing loans during the year ended December 31, 2011, were partially offset by $11.3 million of loans being placed on non-accrual status during the year ended December 31, 2011.

Delinquency Status of Total Non-accruing Originated Loans

Generally, loans are placed on non-accrual status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have a minimum of six months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent, and still be in a non-accruing status.

The following tables detail the delinquency status of originated non-accruing loans (held-for-investment and held-for-sale) at December 31, 2011 and December 31, 2010 (dollars in thousands). All originated delinquent loans in the following two tables are classified as held-for-investment, with the exception of $3.4 million of loans held-for-sale at December 31, 2011. Delinquent loans held-for-sale consisted of $2.3 million in commercial real estate loans, $422,000 in construction and land loans, $473,000 in multifamily loans, and $208,000 in commercial and industrial loans, all of which were 90 days or more delinquent at December 31, 2011, with exception of $633,000 of commercial real estate loans which were 30 to 89 days delinquent.

	December 31, 2011
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$16,395	$3,613	$14,651	$34,659
One -to- four family residential	210	595	533	1,338
Construction and land	1,709	—	422	2,131
Multifamily	523	—	1,652	2,175
Home equity and lines of credit	102	—	1,664	1,766
Commercial and industrial loans	553	—	1,022	1,575
Insurance premium loans	—	—	137	137

Total non-accruing loans	$19,492	$4,208	$20,081	$43,781

	December 31, 2010
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$13,679	$15,050	$17,659	$46,388
One -to- four family residential	135	770	370	1,275
Construction and land	2,152	1,860	1,110	5,122
Multifamily	1,824	927	2,112	4,863
Home equity and lines of credit	—	—	181	181
Commercial and industrial loans	—	267	1,056	1,323
Insurance premium loans	—	—	129	129

Total non-accruing loans	$17,790	$18,874	$22,617	$59,281

Originated Loans Subject to Restructuring Agreements

Included in non-accruing loans are loans subject to restructuring agreements totaling $23.3 million and $20.0 million at December 31, 2011, and December 31, 2010, respectively. At December 31, 2011, $19.2 million, or 82.3% of the $23.3 million were performing in accordance with their restructured terms.

The Company also holds loans subject to restructuring agreements, and still accruing, which totaled $18.3 million and $11.2 million at December 31, 2011 and December 31, 2010, respectively. At December 31, 2011, $12.7 million, or 69.0% of the $18.3 million were performing in accordance with their restructured terms. Payments were received subsequent to December 31, 2011, to bring all accruing TDRs current.

The following table details the amounts and categories of the loans subject to restructuring agreements by loan type as of December 31, 2011 and December 31, 2010 (dollars in thousands).

	At December 31, 2011		At December 31, 2010
	Non-Accruing	Accruing	Non-Accruing	Accruing
Troubled debt restructurings:
Real estate loans:
Commercial	$20,420	$13,389	$13,138	$7,879
One- to four-family residential	—	2,532	—	1,750
Construction and land	1,709	—	4,012	—
Multifamily	523	1,552	2,327	1,569
Home equity and lines of credit	102	—	—	—
Commercial and industrial	547	876	501	—

Total	$23,301	$18,349	$19,978	$11,198

Performing in accordance with restructured terms	82.34%	69.03%	61.03%	100.00%

Originated Loans 90 Days or More Past Due and Still Accruing and Other Real Estate Owned

Loans 90 days or more past due and still accruing decreased $1.5 million to $85,000 at December 31, 2011, as compared to $1.6 million at December 31, 2010. Loans 90 days or more past due and still accruing at December 31, 2011, are considered well-secured and in the process of collection or past maturity, paying interest in accordance with original loan terms, and in the process of renewal.

Other real estate owned amounted to $3.4 million at December 31, 2011 which includes approximately $1.2 million acquired from the FDIC-assisted acquisition, as compared to $171,000 at December 31, 2010.

Delinquency Status of Accruing Originated Loans 30-89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status at December 31, 2011, totaled $21.1 million, an increase of $1.3 million, from the December 31, 2010 balance of $19.8 million. The following tables set forth delinquencies for accruing loans by type and by amount at December 31, 2011 and December 31, 2010 (dollars in thousands).

	December 31, 2011
	30 to 89 Days	90 Days and Over	Total
Real estate loans:
Commercial	$8,404	$13	$8,417
One- to four-family residential	2,258	—	2,258
Construction and land	3,041	—	3,041
Multifamily	6,468	72	6,540
Home equity and lines of credit	30	—	30
Commercial and industrial loans	207	—	207
Insurance premium loans	568	—	568
Other loans	91	—	91

Total delinquent accruing loans	$21,067	$85	$21,152

Payments were received subsequent to December 31, 2011, on $14.3 million of the loans included in the table above.

	December 31, 2010
	30 to 89 Days	90 Days and Over	Total
Real estate loans:
Commercial	$8,970	$—	$8,970
One- to four-family residential	2,575	1,108	3,683
Construction and land	499	404	903
Multifamily	6,194	—	6,194
Home equity and lines of credit	262	59	321
Commercial and industrial loans	536	38	574
Insurance premium loans	660	—	660
Other loans	102	—	102

Total delinquent accruing loans	$19,798	$1,609	$21,407

PCI Loans (Held-for-Investment)

PCI loans were recorded at estimated fair value using expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCI loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCI loans ($88.5 million at December 31, 2011) as accruing, even though they may be contractually past due. At December 31, 2011, based on recorded contractual principal, 9.0% of PCI loans were past due 30 to 89 days, and 16.1% were past due 90 days or more, as compared to 8.0% and 13.9% at October 14, 2011.

Results of Operations

Comparison of Operating Results for the Three Months Ended December 31, 2011 and 2010

Net income was $3.8 million for the quarters ended December 31, 2011 and December 31, 2010. Significant variances are as follows: a $1.8 million increase in net interest income, a $3.5 million increase in non-interest income, a decrease of $2.4 million in income tax expense, an increase of $5.5 million in the provision for loan losses, and a $2.3 million increase in non-interest expense.

Net interest income increased $1.8 million, or 11.2%, as interest-earning assets increased by 9.2% to $2.2 billion. The change in the composition of our asset mix towards loans has resulted in a two basis point increase in yields earned on interest earning assets to 4.23% for the current quarter as compared to 4.21% for the prior year comparable period. Yields on loans include $1.4 million in interest income recognized on PCI loans with an average balance of $76.7 million contributing approximately 26 basis points to the net interest margin. Additionally rates paid on interest-bearing liabilities decreased eight basis points to 1.33% for the current quarter as compared to 1.41% for the prior year comparable period. The quarter ended December 31, 2011, included prepayment penalties of $317,000 compared to $45,000 for the quarter ended December 31, 2010. The increase in average interest earning assets was due primarily to increases in average loans outstanding of $240.0 million, $16.2 million in mortgage-backed securities and $17.3 million in interest-earning assets in other financial institutions, partially offset by a decrease in other securities of $89.1 million. Other securities consist primarily of investment-grade shorter-term corporate bonds, and government-sponsored enterprise bonds.

Non-interest income increased $3.5 million or 202.3%, to $5.3 million for the quarter ended December 31, 2011, as compared to $1.8 million for the quarter ended December 31, 2010. This increase was primarily a result a $3.6 million bargain purchase gain, net of tax, associated with the FDIC-assisted acquisition and a $103,000 increase in fees and service charges for customer services, partially offset by decreases income on Bank Owed Life Insurance (BOLI) of $40,000, a decrease in securities transactions, net, of $55,000, and a decrease in other income of $24,000.

Non-interest expense increased $2.3 million, or 22.9%, for the quarter ended December 31, 2011, as compared to the quarter ended December 31, 2010, due primarily to compensation and employee benefits increasing by $1.3 million, or 24.8%, due to increased staff related to branch openings and the FDIC-assisted acquisition, an increase in occupancy expense of $351,000, or 24.4%, primarily due to increases in rent and amortization of leasehold improvements relating to new branches and the renovation of existing branches, an increase in other non-interest expense of $331,000, and a $273,000 increase in professional fees.

The provision for loan losses was $7.5 million for the quarter ended December 31, 2011; an increase of $5.5 million, or 281.6%, from the $2.0 million provision recorded in the quarter ended December 31, 2010. The increase in the provision for loan losses in the current quarter was due primarily to increased charge-offs primarily due to the transfer of $7.4 million of non performing loans to held-for-sale and increased loan originations. This increase was partially offset by a shift in the composition of our loan portfolio to multi-family loans, which generally require lower general reserves than other commercial real estate loans and decreases in non-performing loans, during the quarter ended December 31, 2011, as compared to the quarter ended December 31, 2010. During the quarter ended December 31, 2011, the Company recorded net charge-offs of $6.1 million (including $4.0 million related to loans transferred to held for sale) compared to net charge-offs of $1.1 million for the quarter ended December 31, 2010.

The Company recorded an income tax benefit of $466,000 for the quarter ended December 31, 2011, compared to an expense of $2.0 million for the quarter ended December 31, 2010. The effective tax rate (benefit rate) for the quarter ended December 31, 2011, was (13.9%), as compared to 34.0% for the quarter ended December 31, 2010. The decrease in rate was due primarily to the $5.9 million bargain purchase gain recorded in the FDIC-assisted transaction being recorded net of tax, of $2.3 million and lower taxable income.

Comparison of Operating Results for the Year Ended December 31, 2011 and 2010

Net income increased $3.0 million, or 22.0%, to $16.8 million for the year ended December 31, 2011, as compared to $13.8 million for the year ended December 31, 2010, due primarily to an increase of $3.5 million in net interest income and an increase in non-interest income of $5.0 million, partially offset by a $2.5 million increase in the provision for loan losses, an increase of $2.8 million in non-interest expense and an increase of $127,000 in income tax expense.

Net interest income increased $3.5 million, or 5.7%, as interest-earning assets increased by 8.8% to $2.2 billion. The general decline in interest rates has resulted in yields earned on interest earning assets to decline 14 basis points to 4.17% for the current year as compared to 4.31% for the prior year, while rates paid on interest-bearing liabilities decreased 11 basis points to 1.42% for the current year as compared to 1.53% for the prior year comparable period. Yields on loans include $1.4 million in interest income recognized on PCI loans with an average balance of $19.3 million contributing approximately seven basis points to the net interest margin. Additionally, the year ended December 31, 2011, included prepayment penalties of $812,000 compared to $67,000 for the year ended December 31, 2010. The increase in average interest earning assets was due primarily to increases in average loans outstanding of $153.5 million and $124.3 million in mortgage-backed securities, partially offset by a decrease in other securities. Other securities consist primarily of investment-grade shorter-term corporate bonds and government-sponsored enterprise bonds.

Non-interest income increased $5.0 million, or 73.0%, to $11.8 million for the year ended December 31, 2011, as compared to $6.8 million for the year ended December 31, 2010. This increase was primarily a result of a $3.6 million bargain purchase gain, net of taxes, associated with the FDIC-assisted acquisition in October 2011, a $750,000 increase in gains on security sales, a $364,000 increases in fees and service charges for customer services, and a $694,000 increase in income earned on bank owned life insurance, generated by increased cash surrender values, primarily resulting from higher levels of bank owned life insurance. The Company routinely sells securities when market pricing presents, in management’s assessment, an economic benefit that outweighs holding such securities, and when smaller balance securities become cost prohibitive to carry. These increases were partially offset by an increase of $255,000 in other-than-temporary credit impairment charges recognized on two private label mortgage backed securities and an equity mutual fund and a decrease of $120,000 in other income.

Non-interest expense increased $2.8 million, or 7.4%, for the year ended December 31, 2011, as compared to the year ended December 31, 2010, due primarily to compensation and employee benefits expense increasing $2.6 million, which resulted primarily from increases in employees related to additional branch and operations personnel, and to a lesser extent, salary adjustments effective January 1, 2011. Occupancy expense increased $1.1 million, or 22.3%, over the same time period, primarily due to increases in rent and amortization of leasehold improvements relating to new branches and the renovation of existing branches. These increases were partially offset by decreased professional fees of $1.3 million, primarily resulting from the expensing of approximately $1.8 million in costs incurred for the Company’s postponed, second-step stock offering in the prior year partially offset by increased costs related to loan workouts.

The provision for loan losses was $12.6 million for the year ended December 31, 2011; an increase of $2.5 million, or 24.8%, from the $10.1 million provision recorded in the year ended December 31, 2010. The increase in the provision for loan losses in the current year was due primarily to increased charge-offs and increased loan originations partially offset by a shift in the composition of our loan portfolio to multi-family loans, which generally require lower general reserves than other commercial real estate loans and decreases in non-performing loans, during the year ended December 31, 2011, as compared to the year ended December 31, 2010. During the year ended December 31, 2011, the Company recorded net charge-offs of $7.6 million compared to net charge-offs of $3.7 million for the year ended December 31, 2010. Including $4.0 related to the transfer of $7.4 million of loans to held-for-sale.

The Company recorded income tax expense of $6.5 million and $6.4 million for the years ended December 31, 2011, and 2010, respectively. The effective tax rate for the year ended December 31, 2011, was 27.8%, as compared to 31.6% for the year ended December 31, 2010. The decrease in rate was due primarily to the $5.9 million bargain purchase gain recorded in the FDIC-assisted transaction being recorded net of tax, of $2.3 million and lower taxable income in the current year as a result of in an increase in tax exempt bank owned life insurance income of $694,000.

About Northfield Bank

Northfield Bank, founded in 1887, operates 23 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts) (unaudited)

	At December 31, 2011	At December 31, 2010
Selected Financial Condition Data:
Total assets	$2,376,918	$2,247,167
Cash and cash equivalents	65,269	43,852
Trading securities	4,146	4,095
Securities available for sale, at estimated fair value	1,098,725	1,244,313
Securities held to maturity	3,617	5,060
Loans held-for-sale (non-performing)	3,448	—
Loans held-for-investment:
Purchased credit-impaired (PCI) loans (1)	88,522	—
Originated loans, net	985,945	827,591

Total loans held-for-investment, net	1,074,467	827,591
Allowance for loan losses	(26,836)	(21,819)

Net loans held-for-investment	1,047,631	805,772

Non-performing loans:
Held-for-investment(2)	40,418	60,890
Held for sale(2)	3,448	—

Total non-performing loans	43,866	60,890

Other real estate owned	3,359	171
Bank owned life insurance	77,778	74,805
Federal Home Loan Bank of New York stock, at cost	12,677	9,784

Borrowed funds	481,934	391,237
Deposits	1,493,526	1,372,842
Total liabilities	1,994,267	1,850,450
Total stockholders’ equity	$382,650	$396,717

Total shares outstanding	40,518,591	43,316,021

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Selected Operating Data:
Interest income	$23,862	$21,774	$91,017	$86,495
Interest expense	6,135	5,829	25,413	24,406

Net interest income before provision for loan losses	17,727	15,945	65,604	62,089
Provision for loan losses	7,472	1,958	12,589	10,084

Net interest income after provision for loan losses	10,255	13,987	53,015	52,005
Non-interest income:
Bargain purchase gain	3,560	—	3,560	—
Non-interest income (other)	1,736	1,752	8,275	6,842
Non-interest expense	12,207	9,935	41,530	38,684

Income before income tax expense	3,344	5,804	23,320	20,163
Income tax expense	(466)	1,973	6,497	6,370

Net income	$3,810	$3,831	$16,823	$13,793

Basic earnings per share (3)	$0.10	$0.09	$0.42	$0.33

Diluted earnings per share (3)	$0.10	$0.09	$0.42	$0.33

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended December 31,				At or For the Year Ended December 31,
	2011		2010		2011		2010
Selected Financial Ratios:

Performance Ratios (4) :
Return on assets (ratio of net income to average total assets)	0.63%		0.70%		0.72%		0.65%
Return on equity (ratio of net income to average equity)	3.92		3.78		4.27		3.46
Average equity to average total assets	16.10		18.50		16.95		18.81
Interest rate spread	2.90		2.80		2.75		2.79
Net interest margin	3.14		3.08		3.01		3.10
Efficiency ratio(5)	53.02		56.14		53.63		56.12
Non-interest expense to average total assets	2.02		1.81		1.79		1.82
Average interest-earning assets to average interest-bearing liabilities	122.39		124.84		122.23		125.52
Asset Quality Ratios:
Non-performing assets to total assets	1.99		2.72		1.99		2.72
Non-performing loans to total loans (7)	4.07		7.36		4.07		7.36
Non-performing loans to orginated loans (8)	4.43		7.36		4.43		7.36
Allowance for loan losses to non-performing loans held-for-investment (9)	66.40		35.83		66.40		35.83
Allowance for loan losses to total loans held-for-investment, net (10)	2.50		2.64		2.50		2.64
Allowance for loan losses to originated loans held-for-investment, net (8)	2.72		2.64		2.72		2.64
Annualized charge-offs to total average loans (11)	2.18		0.52		0.78		0.47
Provision for loan losses as a multiple of net charge-offs	1.29	x	1.83	x	1.74	x	2.74	x

(1)	Acquired from the Federal Deposit Insurance Corporation
(2)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in originated loans held-for-investment, net and non-performing loans held for sale.
(3)	Basic net income per common share is calculated based on 38,693,213 and 41,283,220 average shares outstanding for the three months ended December 31, 2011, and December 31, 2010, respectively. Basic net income per common share is calculated based on 40,068,991 and 41,387,106 average shares outstanding for the year ended December 31, 2011, and December 31, 2010, respectively. Diluted earnings per share is calculated based on 39,205,411 and 41,573,074 average shares outstanding for the three months ended December 31, 2011 and December 31, 2010, respectively. Diluted earnings per share is calculated based on 40,530,873 and 41,669,006 average shares outstanding for the year ended December 31, 2011 and December 31, 2010, respectively.
(4)	Annualized when appropriate.
(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income. The three months and twelve months ending December 31, 2011, includes a $3.6 million, net of tax, bargain purchase gain.
(6)	Bargain purchase gain of $5.9 million is reported net of tax expense of $2.3 million, and not as a component of income tax expense from operations.
(7)	Includes originated loans held-for-investment, PCI loans, and non-performing loans held-for-sale.
(8)	Excludes PCI loans held-for-investment
(9)	Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.
(10)	Includes PCI loans held-for-investment.
(11)	Includes $4.0 million in charge-offs related to the transfer of loans held-for-sale.

NORTHFIELD BANCORP, INC.

ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	For the Quarter Ended December 31,
	2011			2010
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (5)	$1,052,652	$15,770	5.94%	$812,638	$12,382	6.05%
Mortgage-backed securities	1,000,083	7,195	2.85	983,877	7,854	3.17
Other securities	134,264	776	2.29	223,392	1,406	2.50
Federal Home Loan Bank of New York stock	11,387	96	3.34	7,473	121	6.42
Interest-earning deposits in financial institutions	41,630	25	0.24	24,292	11	0.18

Total interest-earning assets	2,240,016	23,862	4.23	2,051,672	21,774	4.21
Non-interest-earning assets	152,294			121,085

Total assets	$2,392,310			$2,172,757

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$835,074	$1,191	0.57	$700,932	$1,212	0.69
Certificates of deposit	523,714	1,661	1.26	590,866	1,830	1.23

Total interest-bearing deposits	1,358,788	2,852	0.83	1,291,798	3,042	0.93
Borrowed funds	471,507	3,283	2.76	351,580	2,787	3.14

Total interest-bearing liabilities	1,830,295	6,135	1.33	1,643,378	5,829	1.41
Non-interest bearing deposit accounts	158,332			117,014
Accrued expenses and other liabilities	18,429			10,407

Total liabilities	2,007,056			1,770,799
Stockholders’ equity	385,254			401,958

Total liabilities and stockholders’ equity	$2,392,310			$2,172,757

Net interest income		$17,727			$15,945

Net interest rate spread (2)			2.90			2.80
Net interest-earning assets (3)	$409,721			$408,294

Net interest margin (4)			3.14%			3.08%
Average interest-earning assets to interest-bearing liabilities			122.39			124.84

(1)	Average yields and rates for the three months ended December 31, 2011, and 2010 are annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Includes non-accruing loans.

NORTHFIELD BANCORP, INC.

ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	For the Year Ended December 31,
	2011			2010
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
Interest-earning assets:
Loans (4)	$928,904	$55,066	5.93%	$775,404	$46,681	6.02%
Mortgage-backed securities	1,061,308	32,033	3.02	936,991	33,306	3.55
Other securities	131,136	3,314	2.53	239,872	6,011	2.51
Federal Home Loan Bank of New York stock	10,459	439	4.20	6,866	354	5.16
Interest-earning deposits in financial institutions	48,903	165	0.34	45,951	143	0.31

Total interest-earning assets	2,180,710	91,017	4.17	2,005,084	86,495	4.31
Non-interest-earning assets	141,466			115,491

Total assets	$2,322,176			$2,120,575

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$741,130	$4,651	0.63	$676,334	$5,119	0.76
Certificates of deposit	566,619	7,600	1.34	590,445	8,454	1.43

Total interest-bearing deposits	1,307,749	12,251	0.94	1,266,779	13,573	1.07
Borrowed funds	476,413	13,162	2.76	330,693	10,833	3.28

Total interest-bearing liabilities	1,784,162	25,413	1.42	1,597,472	24,406	1.53
Non-interest bearing deposit accounts	131,224			114,450
Accrued expenses and other liabilities	13,260			9,677

Total liabilities	1,928,646			1,721,599
Stockholders’ equity	393,530			398,976

Total liabilities and stockholders’ equity	$2,322,176			$2,120,575

Net interest income		$65,604			$62,089

Net interest rate spread (1)			2.75			2.78
Net interest-earning assets (2)	$396,548			$407,612

Net interest margin (3)			3.01%			3.10%
Average interest-earning assets to interest-bearing liabilities			122.23			125.52

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Includes non-accruing loans.

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